Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment  Agreement (this “Agreement”), dated effective as of June 28, 2016 (the “Effective Date”), is made by and between Commerce Technologies, Inc., a New York corporation (the “Company” or “Employer”), and Francis Poore (the “Executive”).

In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, Employer and the Executive agree as follows:

1.                                      Employment Period.

1.1                               Existing Employment Agreement.  The Company and the Executive are party to an Executive Employment Agreement dated as of December 23, 2010, as amended as of January 10, 2013 (collectively, the “Existing Employment Agreement”).  The Existing Employment Agreement is hereby terminated as of the Effective Date with respect to the period from and after such date, including that any termination of the Executive’s employment that occurs on or after the Effective Date will be governed by the terms of this Agreement.

1.2                               Employment Period; Assignment in Connection with Spin-Off.

(a)                                 The employment term of this Agreement is effective, and Employer will employ the Executive and the Executive accepts such employment, for the period beginning on the Effective Date and, unless earlier terminated in accordance with this Agreement, ending at 5:00 p.m., Denver, Colorado time on June 27, 2020 (the “Employment Period”).  Notwithstanding anything in this Agreement to the contrary, the Executive remains an “employee at will,” and the Executive’s employment is subject to termination at any time by Employer or the Executive, with or without notice or Cause, and for any reason or no reason, subject to Employer’s obligations under this Agreement.

(b)                                 Liberty Interactive Corporation has announced its intention to undertake a spin-off transaction (the “Spin-Off”) pursuant to which (i) the Company will be merged with and into Merger Sub, LLC, a Delaware limited liability company that will be wholly-owned by CommerceHub, Inc. (“Spinco”) at the time of the merger, with Merger Sub, LLC, as the surviving entity and, (ii) following such merger, Spinco will be spun off to shareholders of Liberty Interactive Corporation and become a separate publicly-traded company.  In connection with the Spin-Off, the Company will assign this Agreement to Spinco and Spinco will assume all of the Company’s obligations under this Agreement, whereupon all references in this Agreement to “Employer” will thereafter mean Spinco; provided that the Executive acknowledges that Commerce Technologies, LLC will continue to be an employer of the Executive for tax purposes.  Without limiting the foregoing, the Executive acknowledges that he will receive his paycheck and other benefits from Commerce Technologies, LLC, a successor to the Company that will be a wholly-owned subsidiary of CommerceHub, Inc. following the Spin-Off.  The foregoing does not relieve Employer from any of its contractual obligations under this Agreement.

2.                                      Title, Position and Duties.

2.1                               Title.  During the Employment Period, the Executive will be employed as the President and Chief Executive Officer of Employer.

2.2                               Spinco Board Position.  Following the assignment of this Agreement to Spinco, throughout the remainder of the Employment Period, Spinco will nominate and recommend to the stockholders of Spinco that the Executive be elected to Spinco’s board of directors (the “Spinco Board”) whenever the Executive stands for election or reelection to the Spinco Board at any of Spinco’s annual stockholder meetings during the remainder of the Employment Period.  Upon termination of the Executive’s employment by Spinco for any reason or voluntarily by the Executive for any reason, the Executive will promptly resign from the Spinco Board.

2.3                               Duties.  The Executive will perform such duties during the Employment Period as are consistent with his title and position as President and Chief Executive Officer of Employer and will report directly to the board of directors of Employer (the “Board”).

2.4                               Exclusivity.  The Executive will devote his full business time to Employer, shall use his best efforts to promote Employer’s business, and shall not engage in any other employment during the Employment Period unless the Executive has obtained the prior written consent of the Board, which may be withheld for any reason. Notwithstanding anything contained herein, the Executive may, to the extent such activities do not materially interfere or conflict with his duties as Employer’s President and Chief Executive Officer: (a) engage in charitable activities and community affairs, (b) serve on a reasonable number of boards of directors of public or private entities (or any committees thereof) provided that the Executive gives prior written notice of such service to the Board and such entities do not compete with Employer’s Business (as defined below), and (c) manage his personal investments and affairs, including but not limited to (i) having ownership stakes in one or more public entities, provided that if any such public entity competes with Employer’s Business, the Executive does not own more than 5% of any such public entity on a fully diluted basis and (ii) having ownership stakes in one or more private entities, provided that any such private entity does not compete with Employer’s Business.  The “Business” means the licensing of cloud-based technologies that enable drop-ship and marketplace transactions between retailers, suppliers, marketplaces and consumers, and any other business engaged in by Employer during the Employment Period.

3.                                      Salary, Bonus, Benefits and Expenses.

3.1                               Salary.  The Executive’s initial base salary is $400,000 per annum (as may be adjusted from time to time, the “Base Salary”).  The Base Salary, which may not be decreased during the Employment Period, shall be payable in accordance with Employer’s customary payroll practices as in effect from time to time.

3.2                               Bonus.  Beginning with calendar year 2017 and for each subsequent calendar year during the Employment Period, the Executive will be eligible to receive an annual cash bonus pursuant to Employer’s discretionary annual bonus program (the “Bonus”).  The Executive’s target Bonus for each such year will equal 100% of the Executive’s Base Salary for such year.  The Bonus will be determined by the Compensation Committee of the Board in its sole discretion and will be (i) based on such criteria as are approved in advance by such committee in its sole discretion (after considering input from the Executive), and (ii) designed in a manner such that the Bonus will be treated as “qualified performance-based compensation” within the meaning of Section 162(m).  For the avoidance of doubt, in accordance with the terms of the Existing Employment Agreement, the Company has already established a bonus program with respect to the Executive’s eligibility to receive a bonus for calendar year 2016 and the Executive will continue to be eligible to receive a bonus for calendar year 2016 in accordance with the terms of such program, except that the Executive’s maximum potential bonus under such program for 2016 will now be 75% of Base Salary instead of the 50% maximum specified in the Existing Employment Agreement.

3.3                               Benefits.  During the Employment Period, the Executive and his family, if applicable, will be entitled to participate in and be covered on the same basis as other senior executives of Employer, under all employee benefit plans and programs of Employer, including, without limitation, plans, if any, maintained by Employer with respect to the following from time to time:  vacation, retirement, health insurance, dental insurance, vision insurance, disability insurance, 401(k) plan and life insurance (collectively, “Benefit Plans,” which term does not include any plan pursuant to which the Multi-Year Awards (as defined in Section 4) are issued.

3.4                               Vacation.  During the Employment Period, the Executive will be entitled to be paid vacation and/or paid time off in accordance with the plans, policies, programs and practices of Employer provided generally to other senior executives of Employer. Notwithstanding the foregoing, the Executive will be entitled to no less than five (5) weeks per annum of paid time off, which paid time off will accrue at a rate of 2.08333 days per month.

3.5                               Perquisites. During the Employment Period, Employer will provide the Executive with those perquisites and other personal benefits provided by Employer from time to time to its other senior executive officers during the Employment Period.

3.6                               Business Expenses.  During the Employment Period, Employer will promptly pay or reimburse the Executive for reasonable expenses incurred in connection with the Executive’s employment in accordance with Employer’s standard policies and practices as in effect from time to time.

3.7                               Existing SARs.  The Executive represents that the only issued and outstanding Stock Appreciation Rights (“SARs”) held by the Executive as of the Effective Date (other than the Multi-Year Awards (defined in Section 4 below)) are 350,000 unvested SARs that were granted to the Executive on January 10, 2011 pursuant to the SAR Plan (as defined in Section 4) and the related Evidence of Stock Appreciation Right and Notice of Stock Appreciation Right Grant (the “Existing SARs” and, the grant agreement governing such SARs, the “Existing SARs Agreement”).  The Executive represents that, except for the Existing SARs (and the Multi-Year Awards), the Executive does not hold any options, warrants, stock appreciation rights or other rights to acquire equity in the Company or which are based on the value of the equity of the Company, whether vested or unvested.  For the avoidance of doubt, the Existing SARs remain in full force and effect as of the Effective Date.  The Company and the Executive further agree that if the Spin-Off occurs, the Existing SARs will be converted at such time into options to acquire

Class C common stock of CommerceHub, Inc., a Delaware corporation (the “CommerceHub Options”) on the same terms and conditions as the other Company SARs (other than the Multi-Year Awards) are converted into such options in connection with the Spin-Off and in accordance with the terms of the CommerceHub, Inc. Legacy Stock Appreciation Rights Plan Stock Option Agreement in the form agreed by the parties.

3.8                               Entirety of Compensation.  The compensation payable to the Executive pursuant to this Agreement, together with the Multi-Year Awards, constitutes the entire compensation payable to the Executive in respect of the services to be provided by the Executive to Employer and its Affiliates (as defined in Section 5.6(b)).

4.                                      Multi-Year Awards.  As part of the consideration for the Executive’s services to be provided pursuant to this Agreement, on the Effective Date, the Company will grant to the Executive 1,057,048 Stock Appreciation Rights (the “New SARs”) pursuant to the Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan (as amended, the “SAR Plan”) and the form of Evidence of Stock Appreciation Right and related Notice of Stock Appreciation Right Grant in the form agreed by the parties.   The Company represents and warrants the following with respect to its capital structure:  (a) as of June 22, 2016, if all of the issued and outstanding shares of preferred stock of the Company were converted into common stock of the Company, the Company would have 19,623,371 shares of common stock issued and outstanding, (b) as of June 13, 2016 there were not more than 1,119,172 issued and outstanding but unexercised Stock Appreciation Rights issued under the SAR Plan, (c) as of June 13, 2016 there were an aggregate of 45,950 issued and outstanding options to acquire common stock of the Company, and (d) except as specified in the preceding clauses (a), (b) and (c), there are, as of the Effective Date, no other issued and outstanding shares of stock of the Company and no other options, warrants, stock appreciation rights or other rights to acquire equity in the Company or which are based on the value of the equity of the Company, whether vested or unvested.  The Company further represents and warrants that as of June 20, 2016, there were 3,550,494 issued and outstanding options to acquire shares of Liberty Interactive Corporation’s Series A Liberty Ventures common stock and 1,731,021 issued and outstanding options to acquire shares of Liberty Interactive Corporation’s Series B Liberty Ventures common stock, in each case that will result in the Spin-Off in options to acquire shares of CommerceHub, Inc. common stock.  If the Spin-Off occurs, the New SARs will be converted (the “Award Conversion”) into CommerceHub Options.  References in this Agreement to the “Multi-Year Awards” mean the New SARs with respect to the period prior to the Award Conversion and the CommerceHub Options with respect to the period after the Award Conversion.  The Company will file an S-8 registration statement with respect to the CommerceHub Options contemporaneous with the Spin-Off or as soon as practicable thereafter.  In addition to the terms applicable to the Multi-Year Awards that are included in Section 5, the award agreements for the Multi-Year Awards will include the following terms:

4.1                               Base Price.  The initial Base Price (as defined in the SAR Plan) is $35.64 per New SAR, which Base Price will be adjusted pursuant to the Award Conversion and consistent with the provisions of Code Section 409A (as defined in Section 9.6) with the intent that the resulting CommerceHub Options will be exempt from Code Section 409A.

4.2                               Vesting.  25% of the total number of Multi-Year Awards will vest on the first anniversary of the grant date (the “First Vesting Date”), and 1/36 of the number of remaining unvested Multi-Year Awards after giving effect to the First Vesting Date will vest on each monthly anniversary of the First Vesting Date.

4.3                               Term.  The term of the Multi-Year Awards will expire on the tenth anniversary of the grant date of the New SARs.

5.                                      Termination of Employment.

5.1                               Termination Due to Death or Disability.

(a)                                 Upon termination of the Executive’s employment during the Employment Period as a result of the Executive’s death or by Employer as a result of the Executive’s Disability (as defined in Section 5.1(c)), the Executive’s estate or his legal representative (as the case may be) will receive the following from Employer:

(i)                                     a lump sum payment due on the date required by applicable law but not later than 30 days after the date of termination, equal to any Base Salary earned but unpaid as of the date of termination plus any unused paid time off that is accrued in accordance with this Agreement but unpaid as of the date of termination;

(ii)                                  a lump sum payment of any unpaid expense reimbursement incurred in accordance with Employer’s policies and for which an expense reimbursement request is submitted not later than fifteen (15) days following the date of termination and any other amounts required by law to paid to the Executive, due on the date required by law but not later than 30 days after the date of termination,

(iii)                               any amounts accrued under the Benefit Plans as of the date of termination which are required under the terms of such plans to be paid to the Executive notwithstanding the Executive’s termination, which amounts will be payable in accordance with the terms and conditions of such Benefit Plans (the amounts specified in this clause (iii) and the preceding clauses (i) and (ii), the “Standard Entitlements”);

(iv)                              any Bonus that has been declared by Employer as of the date of termination with respect to the prior calendar year and which has not yet been paid, with such amount to be paid in a lump sum on the 55th day after the effective date of the Executive’s termination (the “Payment Deadline”), unless that day is not a day on which banking institutions in Albany, New York are open for business (a “business day”), in which case such payments will be made on the immediately succeeding business day;

(v)                                 a lump sum payment equal to the Executive’s annual Base Salary as in effect as of the date of termination multiplied by a fraction, the numerator of which is the number of days the Executive was employed during the calendar year in which his termination occurred and the denominator of which is 365, with such amount to be paid on the Payment Deadline, unless that day is not a business day, in which case such payments will be made on the immediately succeeding business day; and

(vi)                              a lump sum payment of an amount equal to the Executive’s annual Base Salary as in effect as of the date of termination (the “Severance Payment”), with such amount to be paid on the Payment Deadline, unless that day is not a business day, in which case such payments will be made on the immediately succeeding business day.

(b)                                 The award agreements for the Multi-Year Awards will provide that upon termination of the Executive’s employment during the Employment Period as a result of the Executive’s death or by Employer as a result of the Executive’s Disability:

(i)                                     the vesting of any unvested Multi-Year Awards will accelerate such that all Multi-Year Awards will be fully vested and exercisable to the extent not already vested as of the date of such termination of employment; and

(ii)                                  any Multi-Year Awards that are outstanding and vested, but unexercised, as of the date of such termination of employment and any Multi-year Awards that become vested as a result of the accelerated vesting provided under Section 5.1(b)(i) will remain exercisable until the earlier of (A) the Close of Business on the second anniversary of the date of such termination of employment or (B) the original expiration date of such Multi-Year Awards (determined without reference to any provision in the applicable award agreement that reduces the exercisability of, or limits the vesting of, such award upon the Executive’s termination of employment, but otherwise in accordance with the terms and conditions applicable to such award).

(c)                                  “Disability” means a mental or physical condition, injury, sickness or incapacity, which has made the Executive incapable of satisfactorily discharging the essential functions of the Executive’s duties, with or without reasonable accommodation, for ninety (90) consecutive days, as reasonably determined by a physician selected in good faith by Employer.

(d)                                 Except as specified in this Section 5.1, Employer will have no further liability or obligation to the Executive in connection with the termination of the Executive’s employment as a result of death or Disability.

5.2                               Termination by Employer Without Cause or by the Executive for Good Reason.

(a)                                 If Employer terminates the Executive’s employment with Employer without Cause (as defined in Section 5.3(c)), or the Executive terminates his employment with Employer for Good Reason (as defined in Section 5.2(c)), and either such event occurs during the Employment Period (if occurring during the Employment Period, a “Protected Termination”), the Executive will receive, subject to Section 5.8:

(i)                                     the Standard Entitlements, payable as set forth in Sections 5.1(a)(i), (ii) and (iii);

(ii)                                  an aggregate amount equal to two years of annual Base Salary as in effect on the date of the Protected Termination, to be paid in twenty-four (24) equal installments in accordance with Employer’s regular payroll cycle commencing on the first payroll date that occurs after the 55th day following the date of the Protected Termination;

(iii)                               any Bonus that has been declared by Employer as of the date of the Protected Termination with respect to the prior calendar year and which has not yet been paid, with such amount to be paid on the 55th day after the effective date of the Executive’s termination, unless that day is not a business day, in which case such payments will be made on the immediately succeeding business day;

(iv)                              a lump sum payment equal to the Executive’s annual Base Salary as in effect as of the date of termination multiplied by a fraction, the numerator of which is the number of days the Executive was employed during the calendar year in which his termination occurred and the denominator of which is 365, with such amount to be paid on the 55th day after the effective date of the Executive’s termination, unless that day is not a business day, in which case such payments will be made on the immediately succeeding business day; and

(v)                                 if the Executive timely elects continued coverage under Employer’s medical plan or plans pursuant to COBRA, Employer will pay the applicable premium required for COBRA continuation coverage for the Executive (and his spouse and eligible dependents, as applicable, if they were covered under the applicable insurance immediately prior to the termination of Executive’s employment) until the earlier of the date the Executive receives equivalent coverage from a successor employer or the first anniversary of the date of the Protected Termination; and

(vi)                              continued participation in life insurance plan or plans maintained by Employer, if permitted under such plans, until the earlier of the date the Executive receives equivalent coverage from a successor employer or the first anniversary of the date of the Protected Termination.

(b)                                 The award agreements for the Multi-Year Awards will provide that if a Protected Termination occurs during the Employment Period, subject to Section 5.8:

(i)                                     a pro rata portion of any Multi-Year Awards that are then issued and outstanding but unvested on the date of such termination will accelerate and become fully vested as of the date of such termination, such pro rata portion to be equal to a fraction (not greater than one), the numerator of which is the number of days the Executive was employed by Employer from the Effective Date through the date of the Protected Termination plus 548, and the denominator of which is the number of days in the entire vesting period for the Multi-Year Awards, in no event to exceed the total number of unvested Multi-Year Awards as of the date of a Protected Termination; provided, that if such Protected Termination occurs within ninety (90) days prior to, or before the 18 month anniversary of, the closing date of a Change in Control (as defined in Section 5.6(c)), the vesting of any and all unvested Multi-Year Awards that are issued and outstanding on the date of such termination will accelerate so that such awards will be fully vested and exercisable as of the date of such termination; and

(ii)                                  any Multi-Year Awards that are then outstanding and vested (taking into account any accelerated vesting provided under this Section 5.2(b)), but unexercised,

as of the date of a Protected Termination, will remain exercisable until the earlier of (A) the Close of Business on the second anniversary of the date of the Protected Termination if the conditions specified in Section 5.8 are timely met or the Close of Business on the 90th day following the date of such termination if they are not, and (B) the original expiration date of such Multi-Year Awards (determined without reference to any provision in the applicable award agreement that reduces the exercisability of, or limits the vesting of, such award upon the Executive’s termination of employment, but otherwise in accordance with the terms and conditions applicable to such award).

(c)                                  “Good Reason” means the occurrence of any of the following events:

(i)                                     a material reduction in the Executive’s then current Base Salary, target bonus or target award opportunity under any annual performance plan or long-term performance incentive, or the termination or material reduction of any employee benefit or perquisite enjoyed by the Executive (other than as part of an across the board reduction applicable to all eligible employees of Employer of such employee benefit or perquisite);

(ii)                                  the relocation of Employer’s principal office, or the Executive’s own office location as assigned to him by Employer, to a location more than forty (40) miles outside of Albany, New York;

(iii)                               a material reduction in the duties or title of the Executive or the assignment to the Executive of duties which are materially inconsistent with his title without the prior written consent of the Executive, other than in connection with the transition of the Executive’s duties at the end of his employment term if Employer or the Executive does not desire to renew this Agreement;

(iv)                              any material breach by Employer of this Agreement; or

(v)                                 the failure of Employer to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Employer within fifteen (15) days after a merger, consolidation, sale or similar transaction.

Notwithstanding the foregoing, (x) Good Reason will not be deemed to exist unless the Executive gives Employer notice within ninety (90) days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason, and gives Employer a reasonable opportunity of at least thirty (30) days after receipt of such notice to cure such act or failure, if curable, and (y) Good Reason will not be deemed to exist if Cause to terminate the Executive’s employment exists at the time of termination of the Executive’s employment.

(d)                                 Except as specified in this Section 5.2, Employer will have no further liability or obligation to the Executive in connection with the termination of the Executive’s employment by Employer without Cause or by the Executive for Good Reason.

5.3                               Termination For Cause.

(a)                                 Employer may terminate the Executive’s employment with Employer for Cause.  In such event, the Executive will receive the Standard Entitlements, payable as set forth in Sections 5.1(a)(i), (ii) and (iii).

(b)                                 The award agreements for the Multi-Year Awards will provide that upon a termination of the Executive’s employment with Employer for Cause during the Employment Period:

(i)                                     the Executive will automatically forfeit all rights to all unvested Multi-Year Awards held by Executive as of the date of such termination of the Executive’s employment; and

(ii)                                  any Multi-Year Awards that are outstanding and vested, but unexercised, as of the date of such termination of the Executive’s employment, will remain exercisable until the earlier of (A) the Close of Business on the ninetieth day following the date of such termination, and (B) the original expiration date of such Multi-Year Awards (determined without reference to any provision in the applicable award agreement that reduces the exercisability of, or limits the vesting of, such award upon the Executive’s termination of employment, but otherwise in accordance with the terms and conditions applicable to such award).

(c)                                  “Cause” means:

(i)                                     the Executive’s material failure (excluding where due to Disability), gross neglect or refusal to materially perform his duties under this Agreement;

(ii)                                  any willful or intentional act of the Executive that has the effect of materially injuring the reputation or business of Employer, but excluding such willful or intentional acts taken in the Executive’s good faith reasonable business judgment;

(iii)                               any type of disloyalty, dishonesty, breach of fiduciary duty, or other serious misconduct that causes material injury to Employer, its property or any of its personnel;

(iv)                              any continued or repeated absence from Employer (excluding where due to a Disability) after receipt by the Executive of written notice from Employer indicating that any such absences are too excessive, unless such absence is approved or excused by Employer;

(v)                                 conviction of the Executive for the commission of a felony;

(vi)                              the commission by the Executive of an act of fraud or embezzlement against Employer;

(vii)                           a material breach by the Executive of any published Employer policy applicable to the Executive, including its Code of Conduct; or

(viii)                        Executive’s conviction of a misdemeanor which, in the judgment of the Board after an opportunity for the Executive to be heard, (A) causes material damage to the reputation of the Business and (B) would reasonably prevent the Executive from fulfilling the material aspects of his role as President and CEO.

Notwithstanding anything contained herein to the contrary, the Executive’s employment with Employer may not be terminated for Cause pursuant to clause (i), (ii) or (iii) above unless (x) Employer provides the Executive with written notice of the Board’s decision to terminate the Executive’s employment for Cause, specifying the particular act(s) or failure(s) to act serving as the basis for such decision; and (y) if such act or failure to act is capable of being cured, the Executive fails to cure any such act or failure to act to the reasonable satisfaction of the Board within ten (10) days after such notice.

(d)                                 Except as specified in this Section 5.3, Employer will have no further liability or obligation to the Executive in connection with the termination of the Executive’s employment by Employer for Cause.

5.4                               Voluntary Termination by the Executive Without Good Reason.

(a)                                 The Executive will have the right to terminate his employment with Employer without Good Reason or for any reason at all that does not qualify as Good Reason.  If such event occurs during the Employment Period, the Executive will receive the Standard Entitlements, payable as set forth in Sections 5.1(a)(i), (ii) and (iii).

(b)                                 The award agreements for the Multi-Year Awards will provide that upon a voluntary termination by the Executive of his employment with Employer during the Employment Period (other than a termination for Good Reason):

(i)                                     the Executive will automatically forfeit all rights to any Multi-Year Awards then held by Executive that have not become vested as of the date of such termination of the Executive’s employment; and

(ii)                                  any Multi-Year Awards that are outstanding and vested, but unexercised, as of the date of such termination of Executive’s employment will be exercisable until the earlier of (A) the Close of Business on the 120th day following the date of such termination, or (B) the original expiration date of such Multi-Year Awards (determined without reference to any provision in the applicable award agreement that reduces the exercisability of, or limits the vesting of, such award upon the Executive’s termination of employment, but otherwise in accordance with the terms and conditions applicable to such award).

(c)                                  Except as specified in this Section 5.4, Employer will have no further liability or obligation to the Executive in connection with the Executive’s voluntary termination of his employment without Good Reason.

5.5                               Termination at or Following Expiration of the Employment Period.

(a)                                 The voluntary or involuntary termination of the Executive’s employment with Employer that occurs after the Employment Period ends (a “Post-Employment Period Termination”) does not constitute a termination “during the Employment Period” for purposes of any amounts to be paid or benefits to be given to the Executive pursuant to Section 5.2.  Upon a Post-Employment Period Termination, Employer shall pay to the Executive (i) in accordance with Sections 5.1(a)(i), (ii) and (iii), the Standard Entitlements, (ii) unless such termination is for Cause, any Bonus that has been declared by Employer as of the date of such termination with respect to the prior calendar year and which has not yet been paid, with such amount to be paid on the 55th day after the effective date of the Executive’s termination, unless that day is not a business day, in which case such payments will be made on the immediately succeeding business day, and (iii) unless such termination is for Cause, if the Executive’s employment terminates at the end of the Employment Period (i.e., on June 27, 2020), a lump sum payment equal to the Executive’s annual Base Salary as in effect as of the date of termination multiplied by a fraction, the numerator of which is the number of days the Executive was employed during calendar year 2020 and the denominator of which is 365, with such amount to be paid on the 55th day after the effective date of the Executive’s termination, unless that day is not a business day, in which case such payments will be made on the immediately succeeding business day.

(b)                                 The award agreements for the Multi-Year Awards will provide that upon a Post-Employment Period Termination, any Multi-Year Awards that are outstanding and vested, but unexercised, as of the date of the Post-Employment Period Termination will remain exercisable until the earlier of (A) the Close of Business on the first anniversary of the date of the Post-Employment Period Termination or, in the case of a Post-Employment Period Termination for Cause, until the Close of Business on the 90th day following the date of such termination, and (B) the original expiration date of such Multi-Year Awards (determined without reference to any provision in the applicable award agreement that reduces the exercisability of, or limits the vesting of, such award upon the Executive’s termination of employment, but otherwise in accordance with the terms and conditions applicable to such award).

(c)                                  If Employer notifies the Executive at any time during the last six (6) months of the Employment Period that it does not desire to engage in negotiations with respect to a new employment period, the Executive agrees to cooperate in good faith with Employer with respect to the transition of his duties to a new Chief Executive Officer at the end of the Employment Period and acknowledges that neither the giving of such notice by Employer nor any actions taken by Employer after such notice is given to reduce or otherwise change the Executive’s duties in contemplation of such transition of duties constitutes “Good Reason” for the Executive to terminate his employment under this Agreement.

(d)                                 Except as specified in this Section 5.5, Employer will have no further liability or obligation to the Executive in connection with any Post-Employment Period Termination.

5.6                               Change in Control.

(a)                                 The award agreements for the Multi-Year Awards will provide for the following treatment of the Multi-Year Awards upon the consummation during the Employment Period of an event that constitutes a Change in Control (as defined in Section 5.6(c)) and that is not governed by Section 5.2 (i.e., the Executive is not terminated in a Protected Termination within the ninety (90) days preceding such Change in Control or concurrently with such Change in Control) (a “Single Trigger Change in Control Transaction”).  Subject to Section 5.6(b), Employer will not be required to accelerate the vesting of any Multi-Year Awards that are issued and outstanding but unvested at the time a Single Trigger Change in Control Transaction is consummated if one of the following conditions is met with respect to such awards immediately following such transaction (the “Award Conditions”):  (1) such Multi-Year Award continues to be outstanding following such transaction and continues to be governed by the applicable incentive plan under which such awards were issued and such Multi-Year Award remains contractually enforceable against Employer or its successor, or (2) the committee administering the incentive plan under which such awards were issued has made effective provision for the taking of such action which, in the opinion of such committee in good faith, is equitable and appropriate to substitute a new award for such Multi-Year Award or to assume such Multi-Year Award and to make such new or assumed Multi-Year Award, as nearly as may be practicable, equivalent to the old Multi-Year Award (before giving effect to any acceleration of the vesting or exercisability thereof), taking into account, to the extent applicable, liquidity, the kind and amount of securities, cash or other assets into or for which the Multi-Year Awards may be changed, converted or exchanged in connection with such transaction.  Upon consummation of a Single Trigger Change in Control Transaction, if neither of the Award Conditions has been satisfied, the vesting of any and all issued and outstanding but unvested Multi-Year Awards will accelerate such that all such issued and outstanding but unvested Multi-Year Awards will be fully vested and exercisable immediately prior to the closing of such Single Trigger Change in Control Transaction.

(b)                                 If a Single Trigger Change in Control Transaction is consummated during the Employment Period and on or prior to the first anniversary of the date on which the Spin-Off is completed, 37.5% of the Multi-Year Awards (less the amount of any Multi-Year Awards that have previously vested, including in connection with such Single Trigger Change in Control Transaction) will accelerate with the effect that such awards will be fully vested and exercisable immediately prior to the closing of such transaction, even if one of the Award Conditions is met as to the Multi-Year Awards.

(c)                                  “Change in Control” means the occurrence of any one of the following events, other than pursuant to the Spin-Off (or any subsequent spin-off or similar transaction):

(i)                                     any “person,” as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “Act”) (other than Employer or its Affiliates or the Executive and/or his Affiliates) becomes (but not as a result of any action taken by the Executive) the beneficial owner (as defined under the Act) of stock of Employer representing more than 50% of the voting power of Employer entitled to vote in the election of directors;

(ii)                                  Employer adopts and implements any plan of liquidation providing for the distribution of all or substantially all of its assets; or

(iii)                               all or substantially all of the assets or business of Employer are disposed of pursuant to a sale, merger, consolidation or other transaction to an entity other than an Affiliate of Employer (unless the shareholders of Employer immediately prior to such transaction beneficially own following such transaction, directly or indirectly, a majority of the voting stock of Employer or of the voting stock or other interests in the entity or entities that succeed to the business of Employer).

“Affiliate” means as to any person or entity, any other person or entity Controlling, Controlled by or under common Control with such first person or entity; and “Control” (including the correlative terms “Controlling” and “Controlled”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

5.7                               No Mitigation.  In the event of a termination of the Executive’s employment by Employer without Cause or by the Executive for Good Reason, the Executive shall be under no obligation to mitigate damages with respect to such termination under any circumstances and in the event the Executive is employed or receives income from any other source, there shall be no offset against the amounts due from Employer under Section 5.2.

5.8                               Conditions for Receiving Certain Severance and Other Benefits Upon Termination of Employment.  If the Executive’s employment is terminated by Employer or the Executive pursuant to Section 5.2, the payment by Employer to the Executive of any severance or other payments or benefits under such Section (other than the Standard Entitlements), as well as any acceleration of vesting of, or extension of exercise period under Section 5.2 for, the Multi-Year Awards, is subject to the following condition:  Not later than the 55th day after the termination of the Executive’s employment, the Executive shall have executed and delivered to Employer a severance agreement and general release (the “Release”) in a form provided by Employer (which form shall be generally consistent with the form of severance agreement and general release then used by Employer for senior executives), and any legally required revocation period applicable to such Release shall have expired without the Executive revoking such Release.  The form of Release shall be delivered to the Executive on the date of termination in the case of a termination of the Executive’s employment by Employer and within two days following any termination of employment by the Executive.  If the Release is timely delivered and becomes irrevocable, an amount equal to the first severance installment payment following termination pursuant to Section 5.2(a)(ii) shall constitute consideration for the Executive’s delivery of the Release pursuant to this Section 5.8 (the “Release Consideration”).  The Executive is also required to cooperate with the Executive’s orderly transfer of his duties as requested by Employer and to return all property of Employer and its Affiliates by a date specified by Employer.

6.                                      Secrecy and Non-Competition.

6.1                               No Competing Employment. In order to protect Employer’s confidential information, trade secrets, Employer Inventions, and good will, and further to prevent harm to Employer benefiting from the unique services provided by the Executive, the Executive hereby warrants and agrees that he will not, for as long as he is employed by Employer pursuant to this Agreement and for a period of two (2) years from the date of the termination of such employment (the “Restricted Period”), directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a stockholder, director, officer, employee, agent, consultant, partner or otherwise, in any business of the same nature as, or in competition with, the Business; provided, however, that Executive is permitted to own, directly or indirectly, up to five percent (5%) of any public entity’s fully diluted capitalization even if such public entity’s business competes with the Business. The Executive agrees that given the nature of Employer’s business, the absence of a specific geographic limitation is reasonable.

6.2                               Non-Disclosure of Confidential Information.  During and after the Employment Period, the Executive shall not disclose to any Person or entity, or use for commercial purposes or allow third parties to use for commercial purposes, any information not in the public domain or generally known in the industry, in any form, acquired by him while employed by Employer, relating to Employer (“Confidential Information”), including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, price lists, financial or other data, business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs, printouts, plans (business, technical or otherwise), customer and industry lists, internal reports, personnel files, sales and advertising material, telephone numbers, names and addresses, or any other compilation of information (whether written or unwritten) which is or was used in the Business of Employer, to the extent such information otherwise qualifies as Confidential Information as defined above.

6.3                               No Interference.  During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, directly or indirectly solicit, endeavor to entice away from Employer or otherwise interfere with the relationship of Employer with any Person who, to the knowledge of the Executive, is employed by Employer or who is, or was within the prior twelve months, a customer or a client of Employer; provided, however, that this provision shall not prohibit the Executive from (i) soliciting or contacting any customer or client of Employer in connection with any business that is not of the same nature as the Business or (ii) contacting former employees of Employer who have not been employed by Employer for at least three (3) months.

6.4                               Continued Compliance.  The Executive agrees that in the event of a material breach by the Executive of Section 6.1, Section 6.2 or Section 6.3 that, if capable of being cured, is not cured by the Executive within 30 days following notice of such breach from Employer, the Executive will repay to Employer any and all amounts received by the Executive under Section 5 (whether such payments were received prior or subsequent to such breach, but excluding any Standard Entitlements and excluding an amount equal to the Release Consideration) and the

Executive will not be entitled to any further payments or other benefits under this Agreement, including Section 5. The Executive further agrees that the existence of any unrelated claims which the Executive may have against Employer, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer of any of its rights under Section 6.1, Section 6.2 or Section 6.3.  The covenants of the Executive contained in Section 6.1, Section 6.2 or Section 6.3 are in addition to, and not in lieu of, any obligations which the Executive may have with respect to the subject matter of such Sections, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability will survive any termination with respect to the Executive by either party and any investigation made with respect to the breach thereof by Employer.

6.5                               Injunctive Relief.  The Executive acknowledges that the restrictions in this Section 6 are fair and reasonable given the nature of Employer’s business and agrees that a violation of any of the respective covenants herein will cause irreparable injury to Employer not adequately compensable by money damages, and Employer shall be entitled, in addition to any other rights and remedies it may have hereunder, to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in a court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies it may have at law.

6.6                               Extension of Restricted Period.  In addition to the remedies Employer may seek and obtain pursuant to Section 6.4 and Section 6.5 above, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the restrictions contained in Section 6.1, Section 6.2 or Section 6.3, but in no event shall any such extension(s) exceed one (1) year in the aggregate.

6.7                               Modification of Restrictions. If any provision of this Section 6 is for any reason or to any extent, invalid or unenforceable, a court of competent jurisdiction or the arbitrator, as applicable, shall revise this Section 6 to the minimum extent required so that it is no longer invalid or unenforceable and shall enforce the revised provision to the greatest extent permitted by law.  The provisions of this Section 6.7 shall apply notwithstanding any different rule of severability set forth in Section 10.1 of this Agreement.

7.                                      Inventions.

7.1                               Definitions.

(a)                                 Inventions.  For purposes of this Agreement, “Inventions” shall mean all software programs, inventions, original works of authorship, designs, source or object code, improvements, formulas, developments, ideas, processes, techniques, know-how, data, and discoveries, whether patentable or unpatentable, copyrightable or uncopyrightable, conceived or reduced to practice by Executive while in Employer’s employ, either solely or jointly with others, and whether or not during regular working hours.

(b)                                 Employer Inventions.  For purposes of this Agreement, “Employer Inventions” shall mean any Invention that either:

(1)                                 relates, at least in part, at the time of conception or reduction to practice of the Invention, to:

(i)                                     Employer’s or its subsidiaries’ business, services, projects or products, or to the manufacture or utilization thereof; or

(ii)                                  Employer’s or its subsidiaries’ actual or demonstrably anticipated research or development; or

(2)                                 results, at least in part, from the use of Employer’s or its subsidiaries’ time, materials, facilities, trade secret information or other Confidential Information.

7.2                               Assignment of Employer Inventions.  The Executive irrevocably acknowledges and agrees that all Employer Inventions constitute Inventions prepared within the scope of the Executive’s employment with Employer, and, to the extent capable of protection under any copyright laws, constitute “works made for hire” for Employer under the United States Copyright Act and all copyright and similar laws throughout the world, and that Employer is and shall be the exclusive author and owner of all right, title and interest in and to the Employer Inventions, in any and all languages, formats and media (whether now known or hereafter created) throughout the universe in perpetuity.  The Executive shall promptly disclose to Employer (in writing if so requested by Employer), will hold in trust for the sole right and benefit of Employer, and hereby assigns to Employer or its designees, all of the Executive’s rights, title, and interest in and to any and all Employer Inventions.  To the extent the Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Employer Invention, the Executive hereby assigns to Employer all such proprietary rights.  The Executive shall, both during and after the Employment Period, upon Employer’s request, promptly execute and deliver to Employer, all such assignments, certificates and instruments, and shall promptly perform such other acts, as Employer may from time to time in its discretion deem necessary or desirable to evidence establish, maintain, perfect, enforce or defend its rights in Confidential Information and Employer Inventions, provided that if Employer requests that the Executive undertake any travel or incur any costs in connection with performing such obligations after the Executive is no longer employed by Employer, Employer shall reimburse the Executive for the Executive’s actual reasonable and documented costs incurred in connection therewith.  The Executive hereby understands and agrees that the decision whether or not to commercialize or market any Employer Invention developed by the Executive solely or jointly with others is within Employer’s sole discretion and for Employer’s sole benefit and that no royalty will be due to the Executive as a result of Employer’s efforts to commercialize or market any such Employer Invention.

7.3                               Patent and Copyright Registrations.  The Executive shall assist Employer or its designees, at Employer’s expense, in every proper way to secure Employer’s rights in the Employer Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Employer of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Employer shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Employer or its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Employer Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  The Executive agrees that it is the Executive’s obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers during and after the termination of this Agreement.  If Employer is unable because of the Executive’s mental or physical incapacity or for any other reason to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Employer Inventions or original works of authorship assigned to Employer as above, then the Executive hereby irrevocably and unconditionally designates and appoints Employer and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.  This appointment is coupled with an interest in the Employer Inventions and will survive the Executive’s death or disability.  The Executive hereby quitclaims to Employer all claims of any nature whatsoever the Executive may now or hereafter have for infringement of any patents, copyright or trademark resulting from or relating to any such application for letters patent, copyright or trademark registration.

8.                                      Successors and Assigns.  This Agreement will bind and inure to the benefit of and be enforceable by the Executive, Employer, the Executive’s and Employer’s respective permitted successors and assigns, and the Executive’s estate, heirs and legal representatives (as applicable). Without the consent of the Executive, the Company may assign this Agreement to Spinco as referenced in Section 1.2, and Employer may assign this Agreement to any successor to its business pursuant to a direct or indirect transfer of all or substantially all of the Employer’s business or assets, whether by merger, transfer of assets, transfer of stock, consolidation, share exchange, reorganization or otherwise, whereupon the references in this Agreement to “Employer” will become references to such assignee or successor, as applicable.  For the avoidance of doubt, no such assignment shall be treated as a termination of the Executive’s employment with the assignor for purposes of this Agreement and the assignor will be relieved of its obligations under this Agreement.  Except as set forth in this Section 8, the rights granted and obligations undertaken in this Agreement are personal to the parties, and neither party may transfer, assign or sublicense such rights or obligations to any third-party. Any attempted transfer, assignment or sublicense of such rights or obligations by either party in violation of this Section 8 will be null and void

9.                                      Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by registered or certified U.S. mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

To the Employer:	Commerce Technologies, Inc.
201 Fuller Road
Albany, NY 12203
Attention: General Counsel or such other address as may hereafter be specified by Employer

To the Executive:	At the address listed in the Company’s personnel records, and by email at .

Any Notices given in accordance with this Agreement will be deemed to have been duly given and received on the date of receipt if personally delivered or if sent by registered or certified U.S. mail, postage prepaid, or the next business day after deposit with a reputable overnight courier service.

10.                               General Provisions.

10.1                        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will (except as otherwise expressly provided herein) be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.2                        Entire Agreement.  This Agreement, together with the award agreements evidencing the Multi-Year Awards, contains the entire agreement between the parties concerning the employment of the Executive with respect to the period from and after the Effective Date and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including without limitation any non-binding term sheets addressing potential provisions of this Agreement.

10.3                        No Strict Construction; Headings.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.  The headings of the sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

10.4                        Counterparts.  This Agreement may be executed and delivered in separate counterparts (including by facsimile, “PDF” scanned image or other electronic means), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  This Agreement will become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.

10.5                        Applicable Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

10.6                        Compliance with Section 409A.

(a)                                 Employer and the Executive intend that, to the maximum extent possible, any amounts paid pursuant to this Agreement shall qualify as a short-term deferral pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) Section 409A or as separation pay exempt from Code Section 409A.  Without limiting the foregoing, to the extent that the provisions of Code Section 409A or any Treasury regulations promulgated thereunder are applicable to any amounts payable hereunder, Employer and the Executive intend that this Agreement will meet the requirements of such Code section and regulations and that the provisions hereof will be interpreted in a manner that is consistent with such intent. The Executive will cooperate with Employer in taking such actions as Employer may reasonably request to assure that this Agreement will meet the requirements of Code Section 409A and any regulations promulgated thereunder.

(b)                                 Unless otherwise permitted under Code Section 409A, all in-kind benefits, expenses or other reimbursements paid pursuant to this Agreement that are taxable income to the Executive (i) will be paid no later than the end of the calendar year next following the calendar year in which the Executive incurs such expense; (ii) will not be subject to liquidation or exchange for another benefit; and (iii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(c)                                  For purposes of Code Section 409A, the Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(d)                                 With respect to any amount that becomes payable to the Executive under this Agreement upon the Executive’s “separation from service,” as defined below, for any reason, notwithstanding any other provision of this Agreement to the contrary, if Employer determines in good faith that the Executive is a “specified employee” under Code Section 409A then, to the extent required under Code Section 409A, any amount that otherwise would be payable to the Executive during the six-month period following the Executive’s separation from service shall be suspended until the lapse of such six-month period (or, if earlier, the date of death of the Executive). The amount that otherwise would be payable to the Executive during such period of suspension shall be paid in a single payment on the day following the end of such six-month period (or, if such day is not a business day, on the next succeeding business day) or within 30 days following the death of the Executive during such six-month period, provided that the death of the Executive during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of the Executive’s death. Any amounts not subject to the suspension described in the preceding sentence shall be paid as otherwise provided in this Agreement. A “separation from service” means a separation from service with Employer and all other persons or entities with whom Employer would be considered a single employer under Section 414(b) or 414(c) of the Code, applying the 80% threshold used in such Code sections and the Treasury Regulations thereunder, all within the meaning of Code Section 409A.

(e)                                  To the extent required to avoid the imposition of additional taxes and penalties under Code Section 409A, amounts payable under this Agreement on termination of employment will not be paid until the employee experiences a separation from service within the meaning of Code Section 409A as specified above.

(f)                                   In no event will Employer be liable for any additional tax, interest or penalties that may be imposed on the Executive under Code Section 409A or for any damages for failing to comply with Code Section 409A.

(g)                                  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s or his legal representative’ execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment pursuant to this Agreement that is subject to execution of the Release could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later taxable year.

10.7                        Amendment and Waiver.  The provisions of this Agreement may be amended only by a writing signed by Employer and the Executive.  No waiver by a party of a breach or default hereunder will be valid unless in a writing signed by the waiving party, and no such waiver will be deemed a waiver of any subsequent breach or default.  No delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operates as a waiver of any right or remedy

10.8                        Withholding.  All payments to the Executive under this Agreement will be subject to withholding on account of federal, state and local taxes as required by law.

10.9                        Survival.  Obligations of the Executive and Employer existing as of the date of termination or expiration of the Employment Period that have not been fully performed or that by their nature would be intended to survive a termination or expiration will survive and continue in effect in accordance with their terms, including the provisions of Sections 6 and 7.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, if the Executive continues to be employed by Employer following the Employment Period, such employment will be on an “at will” basis unless and until a new employment agreement is entered into.

10.10                 Arbitration.  Except as provided in Section 6.5, any controversy, claim or dispute arising out of or in any way relating to this Agreement (including whether such controversy, claim or dispute is subject to arbitration), excepting only claims that may not, by statute, be arbitrated, will be submitted to binding arbitration.  Both the Executive and Employer acknowledge that they are relinquishing their right to a jury trial.  The Executive and Employer agree that arbitration will be the exclusive method for resolving disputes arising out of or related to this Agreement or the Executive’s employment with Employer.

The arbitration will be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, except as otherwise provided in this Agreement.  Arbitration will be commenced and heard in the Albany, New York metropolitan area.  Only one arbitrator will preside over the proceedings, who will be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within 10 business days following receipt of such list, the arbitration tribunal will select the arbitrator.  The arbitrator will apply the substantive law (and the law of remedies, if applicable) of New York or federal law, or both, as applicable to the claim(s) asserted.  In any arbitration, the burden of proof will be allocated as provided by applicable law.  The arbitrator will have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal court of law.  Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  Discovery, such as depositions or document requests, will be available to Employer and the Executive as though the dispute were pending in U.S. federal court.  The arbitrator will have the ability to rule on pre-hearing motions as though the matter were in a U.S. federal court, including the ability to rule on a motion for summary judgment.

If permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees or room rental fees) will be shared equally by the parties.  If the foregoing is not permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law will be paid by Employer, provided that the Executive will be required to pay the amount of filing fees equal to that which the Executive would be required to pay to file an action in a New York state court.  Each party will pay its own attorneys’ fees and other costs incurred in connection with the arbitration, unless the relief authorized by law allows otherwise and the arbitrator determines that such fees and costs will be paid in a different manner.  The arbitrator must provide a written decision that is subject to limited judicial review consistent with applicable law.

10.11                 Parachute Payment.  If any payment or benefit the Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be reduced to the Reduced Amount (as defined in this paragraph).  The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, which such amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order unless the Executive elects in writing a different order (provided, however, that such election will be subject to Employer approval if made on or after the effective date of the event that triggers the Payment): (1) reduction of cash payments; and then (2) reduction of employee benefits.

The accounting firm then engaged by the Employer for general audit purposes will perform the foregoing calculations upon request of the Executive at the time a Parachute Payment becomes due and payable.  The Employer will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Executive and the Employer within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Employer) or such other time as requested by the Executive or the Employer.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Executive and the Employer with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Executive and the Employer.

10.12                 Expenses.  Employer shall pay the Executive’s reasonable attorneys’ fees incurred in connection with the negotiation and execution of this Agreement, up to a maximum amount of $50,000.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement to be effective as of the Effective Date.

COMMERCE TECHNOLOGIES, INC.

By:	/s/ Chad Hollingsworth
Name:	Chad Hollingsworth
Title:	Vice President
Executed:	June 26, 2016

EXECUTIVE:

/s/ Francis Poore
Francis Poore
Executed:	June 26, 2016